EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Diana G. Reardon

Senior Vice President and Chief Financial Officer

203/265-8630

www.amphenol.com

ANNOUNCEMENT OF REFINANCING

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut, August 18, 2010.  Amphenol Corporation (NYSE-APH) announced today that on August 13, 2010, the Company completed a refinancing of its senior credit facility.  The new senior credit agreement consists of a $1 billion unsecured four year revolving credit facility, of which approximately $247 million was drawn at closing.  The net proceeds from the financing were used to repay all amounts outstanding under the Company’s previous senior unsecured credit facility and for working capital purposes. In connection therewith, the Company incurred one-time expenses for the early extinguishment of debt totaling approximately $0.5 million.   Such one-time expenses will be reported in the third quarter and represent the write-off of unamortized deferred debt issue costs.

About Amphenol Corporation

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.